Exhibit 107

Calculation Of Filing Fee Tables

Form S-4
(Form Type)

Strive, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	Other	485,085,084 (1)	N/A	$676,123,341.48 (2)	0.00013810	$93,372.63
Fees Previously Paid	-	-	-	-	-	-	-	$0.00
Carry Forward Securities	-	-	-	-	-	-	-	-

	Total Offering Amounts					$676,123,341.48		$93,372.63
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$93,372.63

(1)	Represents the estimated maximum number of shares of Class A common stock, par value $0.001 per share, of Strive, Inc. (“Strive” and such shares, the “Strive Class A Common Stock”) to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of September 22, 2025, by and between Strive and Semler Scientific, Inc. (“Semler Scientific”) (as amended from time to time, the “Merger Agreement” and such transactions contemplated thereby, the “Mergers”) and is based upon the product of (x) the maximum number of shares of common stock, par value $0.001 per share, of Semler Scientific (such shares, the “Semler Scientific Common Stock”) outstanding as of September 30, 2025 or issuable or expected to be exchanged (including in respect of equity-based awards) in connection with the Mergers, collectively equal to 23,044,422, and (y) the exchange ratio of 21.05 shares of Strive Class A Common Stock for each share of Semler Scientific Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated pursuant to Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is equal to the product of (x) $29.34, the average of the high and low prices of Semler Scientific Common Stock as reported on the Nasdaq Global Select Market on September 30, 2025 and (y) 23,044,422, the estimated maximum number of shares of Semler Scientific Common Stock that may be converted in the Mergers.